Exhibit 99.1

         YORK International Announces Executive Appointments

    YORK, Pa.--(BUSINESS WIRE)--Oct. 8, 2004--YORK International Corporation (NYSE:YRK) today announced the appointment of Mr. Kim Buchwald, currently Vice President, Marine and Refrigeration, EMEA, to the position of Vice President, YORK International and President, Europe, Middle East and Africa (EMEA). Mr. Buchwald replaces Mr. Peter Spellar who has been appointed to the position of Senior Corporate Vice President. The appointments will be effective January 1, 2005.
    Mr. Buchwald joined YORK as part of the Sabroe acquisition in 1999 and has held key executive positions in both Sabroe and YORK over the past seven years. During the ten years prior to joining Sabroe, he worked as a Senior Management Consultant providing services in the areas of developing competitive strategies, organization/leadership development and technology education.
    Mr. David Myers, President and CEO said, "Kim has implemented substantial improvements, enhanced customer satisfaction and developed a high performing Marine Refrigeration business. We look forward to his continued success in this new role."
    Mr. Spellar joined YORK in 1987 with the acquisition of Frick and has held many key executive positions in the refrigeration and air conditioning industry and at YORK. In his new role, Mr. Spellar will be working a reduced schedule and will be responsible for Strategy, Technology and Market Competitiveness. He will develop a global process for evaluating and recommending strategic direction for YORK's technology research investments and product development that aligns with market demand, sponsor performance improvements in global strategic initiatives and manage business development for specific market opportunities.
    Mr. Myers commented, "As a leading authority in the HVAC&R field, Peter is an excellent resource for YORK to continuously improve the return on our investments and support the strategic growth of the Company."
    YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 23,400 employees worldwide.

    CONTACT: YORK International Corporation
             Helen Marsteller, 717-771-7451